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                                                                    EXHIBIT 8.3


                  [PILLSBURY MADISON & SUTRO LLP LETTERHEAD]


       , 1998

Paradigm Technology, Inc.
694 Tasman Drive
Milpitas, CA 95035

Ladies and Gentlemen:

  This opinion is being delivered to you in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-4 (the "Registration Statement") through which Paradigm Technology, Inc. ("Paradigm"), a Delaware corporation, is registering under the Securities Act of 1933, as amended, shares of its common stock, par value $0.01 (the "Paradigm Common Stock") and in which is described the proposed (i) plan of reorganization that would result in the merger (the "Merger") of Paradigm Enterprises, Inc. ("Merger Subsidiary"), a Delaware corporation and a wholly owned subsidiary of Paradigm, with and into IXYS Corporation, a Delaware corporation ("IXYS"), and (ii) subsequent change by Paradigm of its name to IXYS Corporation. The proposed plan (the "Plan") is set forth in the Agreement and Plan of Merger and Reorganization (the "Merger Agreement") dated as of March 6, 1998, as amended on April 10, 1998 and May 29, 1998, among Paradigm, Merger Subsidiary and IXYS. We understand, and the opinions rendered herein assume, that the facts surrounding the Merger are and will be as follows:

  Paradigm designs and markets high speed, high density static random access memory semiconductor devices to meet the needs of advanced telecommunications devices, networks, workstations, high performance PCs, advanced modems and complex military and aerospace applications. The authorized capital stock of Paradigm consists of 25 million shares of Paradigm Common Stock and 5 million shares of preferred stock, $0.01 par value (the "Preferred Stock"); as of the date of the Merger Agreement, there were issued and outstanding 14,881,039 shares of Paradigm Common Stock, 30 shares of Preferred Stock designated Series A, 68 shares of Preferred Stock designated Series B and 85 shares of Preferred Stock designated Series C. Paradigm Common Stock is listed on the Nasdaq SmallCap Market.

  The authorized capital stock of Merger Subsidiary consists of 1,000 shares of common stock, par value $0.01, 100 of which are issued and outstanding and owned by Paradigm.

  IXYS designs, develops and markets a broad spectrum of power semiconductors used primarily in controlling energy in motor drives, power conversion (including uninterruptible power supplies and switch mode power supplies) and medical devices. The authorized capital stock of IXYS consists of 250 million shares of IXYS Common Stock and 116 million shares of preferred stock, $0.001 par value (41.2 million of which have been designated "Series A Preferred Stock" and 74,382,633 of which have been designated "Series B Preferred Stock"); the IXYS Common Stock, Series A Preferred Stock and Series B Preferred Stock are referred to herein collectively as the "IXYS Capital Stock." As of the date of the Merger Agreement, there were issued and outstanding 72,557,485 shares of Paradigm Common Stock, 37,026,730 shares of Series A Preferred Stock and 74,382,633 shares of Series B Preferred Stock.

  The managements of Paradigm and IXYS have determined that the proposed Merger will be in the best interests of their companies and stockholders. Paradigm management believes that Paradigm will benefit from the potential to develop with IXYS new products based on the two companies' existing technologies, from increased insulation from adverse market conditions for Paradigm's existing products and from access to current
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IXYS customers not already Paradigm customers. IXYS management believes IXYS will benefit from the combination of the two companies' technologies by being able to respond more effectively to technological change in and continuing emergence of power management control products and from an expanded customer base.

  Under the Plan, prior to the Merger (i) there will be a six-for-one reverse stock split of the Paradigm Common Stock, (ii) the number of authorized shares of Paradigm Common Stock will be increased, (iii) the Preferred Stock will be converted into shares of Paradigm Common Stock and (iv) the Paradigm stockholders will approve the change of Paradigm's name to IXYS Corporation. Also under the Plan, Merger Subsidiary will merge with and into IXYS in accordance with Delaware law. Upon the effectiveness of the Merger (the "Effective Time"), the following will occur:

    1. IXYS will be the surviving corporation, and the separate existence of Merger Subsidiary will cease.

    2. Each issued and outstanding share of capital stock of Merger Subsidiary will be converted into one share of common stock of IXYS, the corporation surviving the Merger.

    3. Each share of IXYS Capital Stock which is outstanding immediately prior to the Merger, except for shares held by dissenters perfecting their appraisal rights, will be converted into shares of Paradigm Common Stock at the "Exchange Ratio." The Exchange Ratio will be established such that the former holders of IXYS Capital Stock will hold Paradigm Common Stock representing the greater of (i) 95 percent of the outstanding Paradigm Common Stock on a fully diluted basis or (ii) a valuation of $150 million.

    4. No fractional shares will be issued to holders of IXYS Capital Stock; each holder of IXYS Capital Stock otherwise entitled to a fractional interest in a share of Paradigm Common Stock will receive an amount of cash equal to the product obtained by multiplying such fractional share interest by the closing price of Paradigm Common Stock as reported by the Nasdaq SmallCap Market on the day of the Effective Time.

    5. Holders of shares of IXYS Capital Stock perfecting their dissenters' rights will be entitled to receive cash.

    6. Each outstanding option or warrant to acquire IXYS Capital Stock which has not been exercised by its holder prior to the Merger will be converted into an option or warrant to acquire, at a price per share equal to the exercise price specified in such option or warrant divided by the Exchange Ratio (with the resulting exercise price rounded up to the nearest hundredth of a cent), that number of shares of Paradigm Common Stock equal to the product of the number of shares of IXYS Capital Stock formerly subject to the option or warrant and the Exchange Ratio (with the resulting number of shares rounded down to the nearest whole share).

  With respect to the proposed Merger, we understand and assume the following:

    (a) The fair market value of the Paradigm Common Stock to be received by the IXYS stockholders in the Merger will be approximately equal to the fair market value of the shares of IXYS Capital Stock surrendered in exchange therefor.

    (b) Except for repurchases or redemptions of Paradigm Common Stock that are consistent with past practices and purchase programs that were not created or modified in connection with the Merger, neither Paradigm nor any "related person" of Paradigm (within the meaning of Income Tax Regulations section 1.368-1(e)(3)) will repurchase or redeem any of the Paradigm Common Stock to be issued in the Merger in exchange for shares of IXYS Capital Stock.

    (c) IXYS has not and will not prior to the Effective Time redeem or make any extraordinary distribution (within the meaning of Temporary Income Tax Regulations section 1.368-1T(e)(1)(ii)(A)) with respect to any IXYS Capital Stock in connection with the Merger; no "related person" of IXYS (within the meaning of Income Tax Regulations section 1.368-1(e)(3)) has purchased or will purchase prior to the Effective Time any IXYS Capital Stock in connection with the Merger.

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    (d) Following the Merger, IXYS will hold at least 90 percent of the fair market value of its net assets and of the net assets of Merger Subsidiary immediately prior to the Merger, and at least 70 percent of the fair market value of its gross assets and of the gross assets of Merger Subsidiary immediately prior to the Merger. For purposes of this assumption, amounts paid by IXYS or Merger Subsidiary to dissenters, amounts paid by IXYS or Merger Subsidiary to IXYS stockholders who receive cash or other property, amounts used by IXYS or Merger Subsidiary to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by IXYS will be included as assets of IXYS or Merger Subsidiary, respectively, held immediately prior to the Merger.

    (e) Paradigm has no plan or intention to redeem or otherwise reacquire any of the shares of Paradigm Common Stock issued in the Merger.

    (f) Prior to the Merger, Paradigm will be in control of Merger Subsidiary within the meaning of section 368(c) of the Internal Revenue Code (the "Code").

    (g) IXYS has no plan or intention to issue, nor does Paradigm have any plan or intention to cause IXYS to issue additional shares of IXYS stock that would result in Paradigm losing control of IXYS within the meaning of section 368(c) of the Code.

    (h) Paradigm has no plan or intention to liquidate IXYS, to merge IXYS with or into another corporation, to sell or otherwise dispose of the stock of IXYS or to cause IXYS to sell or otherwise dispose of any of its assets or of any of the assets acquired from Merger Subsidiary, except for dispositions made in the ordinary course of business and transfers described in section 368(a)(2)(C) of the Code.

    (i) Following the Merger, IXYS will continue its historic business or use a significant portion of its historic business assets in a business.

    (j) Paradigm, Merger Subsidiary, IXYS and the IXYS stockholders will pay their respective expenses, if any, incurred in connection with the Merger.

    (k) There is no intercorporate indebtedness existing between Paradigm and IXYS or between Merger Subsidiary and IXYS that was issued or acquired or will be settled at a discount.

    (l) In the Merger, IXYS stockholders will exchange shares of IXYS stock representing control of IXYS within the meaning of section 368(c) of the Code solely for shares of Paradigm Common Stock. For purposes of this assumption, any shares of IXYS stock exchanged for cash or other property originating with Paradigm will be treated as outstanding IXYS stock on the date of the Merger.

    (m) IXYS will pay its dissenting stockholders the value of their IXYS Capital Stock out of its own funds. No funds will be supplied for that purpose, directly or indirectly, by Paradigm or Merger Subsidiary, nor will Paradigm or Merger Subsidiary directly or indirectly reimburse IXYS for any payments to dissenters.

    (n) At the Effective Time, IXYS will not have outstanding any warrants, options, convertible securities or other types of rights pursuant to which any person could acquire stock of IXYS that, if exercised or converted, would affect Paradigm's acquisition or retention of control of IXYS.

    (o) No two parties to the Merger are investment companies as defined in
  Section 368(a)(2)(F)(iii) and (iv) of the Code.

    (p) At the Effective Time, the fair market value of the assets of IXYS will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which such assets are subject.

    (q) IXYS is not under the jurisdiction of a court in a "title 11 or similar case" within the meaning of section 368(a)(3)(A) of the Code.

    (r) None of the shares of Paradigm Common Stock received by stockholder-employees of IXYS will be separate consideration for or allocable to past or future services or any employment agreement. None of the compensation received by IXYS stockholder-employees will be separate consideration for or allocable to shares of IXYS Capital Stock surrendered in the Merger and the compensation paid to stockholder-employees will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

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    (s) Merger Subsidiary is a newly formed corporation which has conducted no business activities and was created solely for the purpose of facilitating the acquisition of IXYS. Merger Subsidiary will have no liabilities assumed by IXYS, and will not transfer to IXYS in the Merger any assets subject to liabilities.

    (t) The payment of cash in lieu of fractional shares of Paradigm Common Stock is solely for the purpose of avoiding the expense and inconvenience to Paradigm of issuing fractional shares of Paradigm Common Stock and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to IXYS stockholders instead of issuing fractional shares of Paradigm Common Stock will not exceed one percent of the total consideration that will be issued in the transaction to IXYS stockholders in exchange for their shares of IXYS Capital Stock. The fractional shares of Paradigm Common Stock of each IXYS stockholder will be aggregated, and no IXYS stockholder will receive cash in an amount equal to or greater than the value of one full share of Paradigm Common Stock.

    (u) None of Paradigm, Merger Subsidiary or any other direct or indirect subsidiary of Paradigm beneficially owns, or has owned within the past five years any options or warrants to acquire IXYS stock or any securities convertible into IXYS stock.

  Based solely on the information, understandings and assumptions and subject to the limitations contained herein, we are of the opinion that the Merger will constitute a reorganization within the meaning of Internal Revenue Code section 368(a)(1). Accordingly, and again based solely on the information, understandings and assumptions and subject to the limitations contained herein, we are further of the opinion that, for federal income tax purposes:

    (i) no gain or loss will be recognized by holders of IXYS Capital Stock who exchange their IXYS Capital Stock for Paradigm Common Stock pursuant to the Merger, except with respect to cash received in lieu of fractional shares;

    (ii) the aggregate tax basis of Paradigm Common Stock received as a result of the Merger will be the same as the stockholder's aggregate tax basis in the IXYS Capital Stock surrendered in the exchange (reduced by any basis allocable to fractional shares for which cash is received);

    (iii) the holding period of Paradigm Common Stock received in exchange for IXYS Capital Stock in the Merger will include the holding period of such IXYS Capital Stock, provided the shares of IXYS Capital Stock are capital assets in the hands of the holder thereof at the Effective Time;

    (iv) a holder of IXYS Capital Stock receiving cash in the Merger in lieu of a fractional interest in Paradigm Common Stock will be treated as if such holder actually received such fractional share interest which was subsequently redeemed by Paradigm, resulting in the recognition of gain or loss (capital gain or loss if the IXYS Capital Stock giving rise to such fractional interest is held as a capital asset within the meaning of
  Section 1221 of the Code), measured by the difference between the amount of cash received and the basis of the IXYS Capital Stock allocable to such fractional interest; and

    (v) a holder of IXYS Capital Stock exercising appraisal rights and receiving a cash payment therefor will generally recognize gain or loss (capital gain or loss if such IXYS Capital Stock is held as a capital asset within the meaning of Section 1221 of the Code) measured by the difference between the amount of cash received and the basis of such IXYS Capital Stock, as long as such payment neither is "essentially equivalent to a dividend" within the meaning of Section 302 of the Code nor has the effect of distribution of a dividend within the meaning of Section 356(a)(2) of the Code.

  In addition to your request for our opinion on the foregoing matters of federal income tax law, you have asked us to review the discussion of the federal income tax issues contained in the Registration Statement. We have reviewed the discussion entitled "Material Federal Income Tax Consequences" contained in the Registration Statement and believe that, insofar as it relates to statements of law and legal conclusions, is correct in all material respects.

  The opinion expressed herein is based upon laws, judicial decisions and administrative regulations, rulings and practice, all as in effect on the date hereof and all of which are subject to change, either on a prospective or

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retroactive basis. New developments in any such administrative matters, court decisions, legislative changes, or changes in the facts, assumptions or other information upon which our opinion is based may have an adverse effect on the legal or tax consequences described herein, and we do not accept any responsibility for updating or revising our opinion in consequence of any such new development or changes. No opinion is expressed about the federal tax treatment of the proposed Merger under other provisions of the Internal Revenue Code, about the federal income tax treatment of any conditions existing at the time of, or effects resulting from, the proposed Merger that are not specifically covered by the above opinion, nor about tax effects of the proposed Merger other than the federal income tax treatment thereof. In particular, but not by way of limitation, we express no opinion regarding the tax consequences of the proposed Merger (including the opinions set forth above) that may be applicable to a particular stockholder or securityholder of IXYS in light of personal circumstances or to certain types of stockholders or security holders subject to special treatment under the federal income tax laws such as life insurance companies, dealers in securities, taxpayers subject to the alternative minimum tax, banks, tax-exempt organizations, non-United States persons, and stockholders who acquired their IXYS shares pursuant to the exercise of options or otherwise as compensation or who hold their IXYS shares as part of a straddle or risk reduction transaction.

  This opinion is intended solely for the purpose of including this opinion as an exhibit to the Registration Statement. It may not be relied upon for any other purpose by any person or entity, other than Paradigm, and may not be made available to any other person or entity without our written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement.

                                          Very truly yours,

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